Exhibit 99.3

Harmonic Announces $125 Million Convertible Note Offering

SAN JOSE, Calif. — Dec. 7, 2015 — Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced its intention to offer, subject to market conditions and other factors, $125.0 million aggregate principal amount of convertible senior notes due 2020 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Harmonic also intends to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the notes, solely to cover over-allotments, if any.

The notes will be unsecured, senior obligations of Harmonic, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of Harmonic’s common stock, or a combination thereof, at Harmonic’s election. The interest rate, initial conversion rate, repurchase rights and other terms of the notes are to be determined upon pricing of the offering by negotiations between Harmonic and the initial purchaser of the notes.

Harmonic expects to use up to $70 million of the net proceeds of the offering to pay a portion of the costs associated with its previously announced acquisition of Thomson Video Networks SAS. Harmonic also intends to use up to $25 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the notes in the offering in privately negotiated transactions effected through the initial purchaser or its affiliate as Harmonic’s agent concurrently with the offering.

In addition, if the initial purchaser exercises its over-allotment option, Harmonic may use a portion of the net proceeds from the sale of additional notes to repurchase additional shares of its common stock pursuant to its existing share repurchase program. In the case of repurchases of common stock effected concurrently with the offering, these transactions could affect the market price of Harmonic’s common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes.

Harmonic intends to use any remaining net proceeds from the offering for working capital and general corporate purposes, including the repurchase of additional shares pursuant to its existing share repurchase program.

Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.